UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

May 16, 2018

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2018, PRGX Global, Inc. (the “Company”) announced that the Board of Directors of the Company (the “Board”) appointed Deborah M. Schleicher as the Company’s Chief Financial Officer, Treasurer and Controller, with such appointment to become effective as of May 21, 2018. Peter Limeri, the Company’s current Chief Financial Officer, Treasurer and Controller, will remain with the Company until the end of June, 2018.

Appointment of Deborah M. Schleicher as Chief Financial Officer, Treasurer and Controller

On May 16, 2018, the Board appointed Deborah M. Schleicher as the Company’s Chief Financial Officer, Treasurer and Controller, with such appointment to become effective as of May 21, 2018. Ms. Schleicher has over 30 years of financial experience, including her service from March 2015 until May 2017 as the Chief Financial Officer of IronPlanet, Inc., a leading online marketplace for selling and buying used heavy equipment. Since January 2017, Ms. Schleicher has served as an advisor to various private companies and she served as the Chief Financial Officer of RRD International, LLC from December 2017 until March 2018. Ms. Schleicher’s previous experience also includes serving as the National Partner in Charge of Tax and Finance Optimization and Global Compliance and Reporting at Grant Thornton LLP, where she worked from October 2007 until February 2015. Ms. Schleicher has also held a number of leadership roles at other public accounting firms, including Arthur Andersen LLP and PricewaterhouseCoopers.

There are no family relationships between Ms. Schleicher and any director or executive officer of the Company and no related party transactions required to be reported under Item 404(a) of Regulation S-K.

Employment Agreement with Deborah M. Schleicher

In connection with her employment by the Company, on May 16, 2018, the Company entered into an employment agreement with Ms. Schleicher which will become effective as of May 21, 2018 (the “Employment Agreement”). The material terms of her Employment Agreement are as follows:

1. Term. The Employment Agreement provides for a term of one year ending on May 21, 2019, which will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least 30 days prior to the end of the original term or any additional one-year renewal term of its intention not to extend the Employment Agreement.

2. Compensation. Ms. Schleicher will receive an annual base salary of $320,000 and will be eligible for an annual incentive bonus (at target equal to 65% of her annual base salary and at a maximum equal to 130% of her annual base salary), based on the achievement of certain performance objectives set each year by the Company’s Compensation Committee. The Employment Agreement also provides that Ms. Schleicher shall be entitled to a supplemental bonus in the amount of $25,000 within 30 days after May 21, 2018, subject to her continued employment through such date, which she will be required to return if her employment terminates under certain circumstances prior to May 21, 2019. Ms. Schleicher will also be eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. The Employment Agreement also provides for standard expense reimbursement, housing and relocation reimbursements up to a maximum aggregate amount of $45,000, paid time off, and other standard executive benefits.

3. Initial Equity Awards. Under the terms of the Employment Agreement, on May 21, 2018, the Company will grant equity awards to Ms. Schleicher consisting of an aggregate of 100,000 stock options (the “Stock Options”), 20,536 shares of restricted stock (the “Restricted Stock”), and 10,000 performance-based restricted stock units (the “Initial PBUs” and, together with the Stock Options and the Restricted Stock, the “Initial Equity Awards”). Additionally, the Company will grant Ms. Schleicher, effective as of the later of May 21, 2018 and the date of the Company’s 2018 annual grant of equity to the Company’s other executive officer direct reports to the Chief Executive Officer, as additional inducement equity awards, 19,754 PBUs (the “2018 PBUs”). The grant of the Initial Equity Awards and the 2018 PBUs were approved by the Company’s Compensation Committee. All of the Stock Options have a seven-year term. The Stock Options will vest and become exercisable in three equal installments on each of May 21, 2019, May 21, 2020 and May 21, 2021, and will have an exercise price equal to the closing price of the Company’s common stock on May 21, 2018. The Restricted Stock will vest and become non-forfeitable in three equal installments on each of May 21, 2019, May 21, 2020 and May 21, 2021. The Initial PBUs will vest and become payable on substantially the same terms as the PBUs previously granted to the Company’s executive officers on March 30, 2017, and the 2018 PBUs which will vest and become payable on substantially the same terms as the PBUs that will be granted to the Company’s other executive officer direct reports to the Chief Executive Officer as part of the 2018 annual equity awards. In addition, all or a portion of the Initial Equity Awards and the 2018 PBUs will vest upon the occurrence of certain other events including the termination of Ms. Schleicher by the Company without Cause or by Ms. Schleicher for Good Reason (as such terms are defined in the Employment Agreement) as discussed in more detail below.

4. Post-Termination Benefits.

(a) No Change of Control. If Ms. Schleicher, other than 60 days before or two years after a Change of Control (as defined in the Employment Agreement), (x) terminates her employment for Good Reason (as defined in the Employment Agreement), (y) has her employment terminated by the Company without Cause (as defined in the Employment Agreement), or (z) terminates her employment upon the Company’s failure to renew the Employment Agreement, then she is entitled to the following: (i) payment of her annual base salary for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service Ms. Schleicher has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which Ms. Schleicher’s employment termination occurs; (iii) continuation of health care plan coverage at active employee rates for the Severance Period; (iv) payment of accrued obligations; (v) vesting of a prorated number of Ms. Schleicher’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on her continued employment through the first applicable vesting date immediately following the date of termination of Ms. Schleicher’s employment based on the number of months elapsed since the immediately preceding vesting date (or, if none, since the grant date) of such award, as well as the continuation of outstanding stock options, until the earlier of one year after the date of termination of her employment or the original expiration date of the options; and (vi) payment for one year of outplacement services up to $20,000. However, if Ms. Schleicher terminates her employment as described above before May 21, 2019, her salary continuation shall be limited to the greater of (A) six months or (B) the number of monthly anniversaries after May 21, 2018 she remained employed.

(b) Change of Control. If, within 60 days before or two years following a Change in Control, Ms. Schleicher (x) terminates her employment for Good Reason, (y) has her employment terminated by the Company without Cause, or (z) terminates her employment upon the Company’s failure to renew the Employment Agreement, then she is entitled to receive the same benefits she would have received as described above under “No Change in Control” except that (i) the payment of her annual base salary shall be for the period equal to the greater of 18 months or the sum of four weeks for each full year of continuous service that Ms. Schleicher has with the Company (or the greater of (A) nine months or (B) the product of 1.5 multiplied by the number of monthly anniversaries after May 21, 2018 she remained employed if her employment is terminated as described herein prior to May 21, 2019) (the “Change in Control Severance Period”), (ii) Ms. Schleicher’s health care plan coverage at active employee rates shall continue for the Change in Control Severance Period and (iii) Ms. Schleicher’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on her continued employment will vest in full.

(c) For Cause. If the Company terminates Ms. Schleicher’s employment for Cause or Ms. Schleicher terminates her employment for other than Good Reason, the Employment Agreement terminates and the Company will have no further obligations to her other than to pay any accrued obligations.

5. Business Protection Agreements. Ms. Schleicher is also bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Separation Agreement with Peter Limeri

On May 16, 2018, the Company entered into a Separation Agreement (the “Separation Agreement”) with Peter Limeri, the Company’s current Chief Financial Officer, Treasurer and Controller. Pursuant to the Separation Agreement, the employment agreement between the Company and Mr. Limeri was terminated. Mr. Limeri’s service as Chief Financial Officer, Treasurer and Controller ends on May 21, 2018 and Mr. Limeri will remain with the Company until the end of June, 2018. The other material terms of the Separation Agreement are as follows:

1.    Post-employment Compensation. The Separation Agreement provides for the Company to make a single lump sum severance payment to Mr. Limeri in the aggregate amount of $300,000 on the first bi-weekly payroll date for the Company occurring on or after January 1, 2019.

2.    Business Protection Agreements. Mr. Limeri is bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.

3.    Release. Mr. Limeri will execute and deliver to the Company a release, pursuant to which Mr. Limeri will agree to release all claims, causes of action, liabilities or demands of any kind or nature, known or unknown, arising on or before the date of the release against the Company and its subsidiaries and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest, subject to the expiration of the applicable revocation period under the release.

The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are filed herewith:

10.1	Employment Agreement dated May 16, 2018, by and between Deborah M. Schleicher and the Company

10.2	Separation Agreement dated May 16, 2018, by and between Peter Limeri and the Company

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

10.1	Employment Agreement dated May 16, 2018, by and between Deborah M. Schleicher and the Company

10.2	Separation Agreement dated May 16, 2018, by and between Peter Limeri and the Company

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: May 18, 2018